Exhibit 99.1

National Vision Holdings, Inc. Reports Second Quarter 2021 Financial Results;
Raises Fiscal 2021 Outlook

Quarterly highlights compared to second quarter 2019:
•Net revenue increased 28.0% to $549.5 million
•Comparable store sales growth of 22.5%; Adjusted Comparable Store Sales Growth of 23.5%
•Net income increased 267% to $37.6 million; Diluted EPS increased 230% to $0.42
•Adjusted Operating Income increased 125% to $65.6 million
•Adjusted Diluted EPS increased 163% to $0.48

Duluth, Ga. -- August 12, 2021 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the second quarter ended July 3, 2021.
Given the lack of comparability to the second quarter of fiscal 2020 when the Company temporarily closed all of its retail locations to the public through early June due to COVID-19, this release includes a comparison of fiscal 2021 results to fiscal 2019 pre-COVID results, in addition to a condensed comparison to fiscal 2020. For a complete discussion of fiscal 2021 results as compared to fiscal 2020, please see our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021 filed with the Securities and Exchange Commission.
“The National Vision team delivered exceptionally strong results for the second quarter,” stated Reade Fahs, chief executive officer. “We believe our continued operating momentum further demonstrates the benefit from the hastening of industry trends that favor our low price model and strong store-level execution to meet heightened demand for affordable eyewear and eye care. I would like to thank the 2,000-plus optometrists and over 13,000 associates at National Vision for their continued resilience and commitment to serve our patients and customers.”
Mr. Fahs continued, “During the quarter, we opened 20 stores and achieved another major milestone, as our trailing twelve month net revenue surpassed $2 billion. Also, we were pleased by the positive trend in customer transactions throughout the quarter, especially in June when we lapped record re-opening results last year. Looking ahead, we continue to be excited about our long-term opportunities for expansion and market share growth. Given our consistent performance since re-opening last year and our safety first approach, we are confident in our ability to navigate the challenging and dynamic environment and remain in a position of strength to drive long-term value for our stakeholders.”
Adjusted Comparable Store Sales Growth, Adjusted Operating Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Operating Margin, Adjusted EBITDA Margin, and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.
Second Quarter 2021 Summary compared to Second Quarter 2019
•Net revenue increased 28.0% to $549.5 million compared to the second quarter of 2019.
•The impact from the timing of unearned revenue on net revenue and profitability was immaterial.
•Comparable store sales growth was 22.5% and Adjusted Comparable Store Sales Growth was 23.5%.
•During the second quarter of 2021, the Company opened 20 new stores, closed one store, and ended the quarter with 1,249 stores. Overall, store count grew 10.7% from June 29, 2019 to July 3, 2021.
•Costs applicable to revenue increased 16.5% to $235.9 million compared to the second quarter of 2019. As a percentage of net revenue, costs applicable to revenue decreased 430 basis points to 42.9% compared to the second quarter of 2019. This decrease as a percentage of net revenue was primarily driven by lower growth in optometrist costs, increased eyeglass mix and higher eyeglass margin.

•SG&A increased 28.5% to $234.2 million compared to the second quarter of 2019. As a percentage of net revenue, SG&A increased 20 basis points to 42.6% compared to the second quarter of 2019. This increase as a percentage of net revenue was primarily driven by higher stock compensation expense, higher performance-based incentive compensation and higher advertising investment, partially offset by leverage of corporate overhead and occupancy expenses.
•Net income increased 267% to $37.6 million compared to the second quarter of 2019.
•Diluted earnings per share increased 230% to $0.42 compared to the second quarter of 2019. Adjusted Diluted EPS increased 163% to $0.48 compared to the second quarter of 2019.
•Adjusted Operating Income increased 125% to $65.6 million compared to the second quarter of 2019. Adjusted Operating Margin increased 510 basis points to 11.9% compared to the second quarter of 2019.
Second Quarter 2021 Summary compared to Second Quarter 2020 (condensed)
•Net revenue increased 111% to $549.5 million compared to the second quarter of 2020.
•Net revenue was positively impacted by 16.5% due to the timing of unearned revenue.
•Comparable store sales growth was 99.1% and Adjusted Comparable Store Sales Growth was 76.7%.
•The Company opened 20 new stores, closed one store, and ended the quarter with 1,249 stores. Overall, store count grew 5.5% from June 27, 2020 to July 3, 2021.
•Net income increased 186% to $37.6 million compared to the second quarter of 2020.
•Diluted earnings (loss) per share increased 176% to $0.42 compared to the second quarter of 2020. Adjusted Diluted EPS (loss) increased 217% to $0.48 compared to the second quarter of 2020. The net change in margin on unearned revenue positively impacted Adjusted Diluted EPS by $0.29.
•Adjusted Operating Income increased 290% to $65.6 million compared to the second quarter of 2020. Adjusted Operating Margin increased 2,510 basis points to 11.9% compared to the second quarter of 2020. The net change in margin on unearned revenue positively impacted Adjusted Operating Income by $32.5 million.
Six-Month Period 2021 Summary compared to Six-Month Period 2019
•Net revenue increased 21.7% to $1.1 billion compared to the same period of 2019.
•Net revenue was negatively impacted by 0.8% due to the timing of unearned revenue.
•Comparable store sales growth was 15.5% and Adjusted Comparable Store Sales Growth was 16.7%.
•The Company opened 45 new stores, closed one store, and ended the period with 1,249 stores.
•Costs applicable to revenue increased 11.1% to $460.6 million compared to the same period of 2019. As a percentage of net revenue, costs applicable to revenue decreased 400 basis points to 42.5% compared to the same period of 2019. This decrease as a percentage of net revenue was primarily driven by higher eyeglass margin, a higher mix of exam sales, and a lower growth in optometrist costs.
•SG&A increased 21.7% to $457.8 million compared to the same period of 2019. As a percentage of net revenue, SG&A was unchanged at 42.2% compared to the same period of 2019. As a percentage of net revenue, the leverage of corporate overhead, occupancy and advertising expenses was offset by higher performance-based incentive compensation and higher stock compensation expense.
•Net income increased 193% to $81.0 million compared to the same period of 2019.
•Diluted earnings per share increased 163% to $0.89 compared to the same period of 2019. Adjusted Diluted EPS increased 96.3% to $0.97 compared to the same period of 2019. The net change in margin on unearned revenue negatively impacted Adjusted Diluted EPS by $0.04.
•Adjusted Operating Income increased 85.7% to $133.2 million compared to the same period of 2019. Adjusted Operating Margin increased 420 basis points to 12.3% compared to the same period of 2019. The net change in margin on unearned revenue negatively impacted Adjusted Operating Income by $5.8 million.
Six-Month Period 2021 Summary compared to Six-Month Period 2020 (condensed)
•Net revenue increased 48.5% to $1.1 billion compared to the same period of 2020.
•Net revenue was positively impacted by 1.1% due to the timing of unearned revenue.
•Comparable store sales growth was 48.9% and Adjusted Comparable Store Sales Growth was 53.3%.
•Net income increased 338% to $81.0 million compared to the same period of 2020.
•Diluted earnings (loss) per share increased 310% to $0.89 compared to the same period of 2020. Adjusted Diluted EPS (loss) increased 855% to $0.97 compared to the same period of 2020. The net change in margin on unearned revenue positively impacted Adjusted Diluted EPS by $0.07.
•Adjusted Operating Income increased to $133.2 million compared to the same period of 2020. Adjusted Operating Margin increased 1,180 basis points to 12.3% compared to the same period of 2020. The net change in margin on unearned revenue positively impacted Adjusted Operating Income by $6.1 million.

Balance Sheet and Cash Flow Highlights as of July 3, 2021
•The Company’s cash balance was $408.3 million as of July 3, 2021. The Company had no borrowings under its $300.0 million first lien revolving credit facility, exclusive of letters of credit of $6.4 million.
•Total debt was $620.4 million as of July 3, 2021, consisting of outstanding first lien term loans, convertible senior notes and finance lease obligations, net of unamortized discounts.
•In June 2021, the Company voluntarily prepaid $117.4 million in existing Term A loans. In addition, the Company amended its credit agreement to reduce the applicable margin for interest rate calculations and modify certain financial covenants back to pre-COVID terms.
•Cash flows from operating activities for the first six-months of 2021 were $189.8 million compared to $71.4 million for the same period of 2020 and $119.3 million for the same period of 2019.
•Capital expenditures for the first six-months of 2021 totaled $38.8 million compared to $25.8 million for the same period of 2020 and $52.1 million for the same period of 2019.

Fiscal 2021 Outlook
The Company’s updated fiscal 2021 outlook reflects the currently expected impacts related to COVID-19, however, the ultimate impacts of COVID-19 on the Company’s financial outlook remain uncertain. The outlook shown below assumes no material deterioration to the Company’s current business operations as a result of COVID-19 and its variants, governmental actions and regulations. Given the uncertainties, dynamic nature, variants, and unknown duration of the pandemic, the Company is continuing to evaluate additional measures that may be taken to respond to the impact of COVID-19 on its business.
The Company is providing the following updated outlook for the 52 weeks ending January 1, 2022:

	Updated Fiscal 2021 Outlook	Prior Fiscal 2021 Outlook
New Stores	~75	~75
Adjusted Comparable Store Sales Growth[1]	19% - 22%	16% - 19%
Net Revenue	$2.01 - $2.06 billion	$1.975 - $2.025 billion
Adjusted Operating Income	$180 - $187 million	$155 - $162 million
Adjusted Diluted EPS[2]	$1.28 - $1.33	$1.07 - $1.12
Depreciation and Amortization[3]	~$98 million	$97 - $98 million
Interest[4]	~$25 million	~$28 million
Tax Rate[5]	~26%	~26%
Capital Expenditures	$100 - $105 million	$100 - $105 million

1 - For the 52 weeks ending January 1, 2022 compared to the 52 weeks ended January 2, 2021
2 - Assumes 96.3 million shares, including 12.9 million shares for the convertible notes calculated using the if-converted method
3 - Includes amortization of acquisition intangibles of approximately $7.5 million for the 52 weeks ending January 1, 2022
4 - Before the impact of gains or losses related to hedge ineffectiveness and charges related to amortization of debt discounts and deferred financing costs
5 - Excluding the impact of stock option exercises

The fiscal 2021 outlook information provided above includes Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.
The fiscal 2021 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2021 outlook. The Company uses these forward looking measures internally to assess and benchmark its results and strategic plans.

Conference Call Details
A conference call to discuss the second quarter 2021 financial results is scheduled for today, August 12, 2021, at 10:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 5298057. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.
A telephone replay will be available shortly after the broadcast through Thursday, August 19, 2021, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 5298057. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc.
National Vision Holdings, Inc. is the second largest optical retail company in the United States (by sales) with more than 1,200 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2021 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, the COVID-19 pandemic and its resurgence and variants, and the impact of evolving federal, state, and local governmental actions in response thereto; customer behavior in response to the continuing pandemic and its more recent outbreaks of variants; our ability to keep our reopened stores open in a safe and cost-effective manner, or at all, in light of the continuing COVID-19 pandemic and its resurgence and variants; our ability to recruit and retain vision care professionals for our stores in general and in light of the pandemic; our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; our ability to maintain the performance of our host and legacy brands and our current operating relationships with our host and legacy partners; our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations; our compliance with managed vision care laws and regulations; our ability to maintain sufficient levels of cash flow from our operations to execute or sustain our growth strategy or obtain additional financing at satisfactory terms or at all; the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories, resulting in the inability to fulfill customer orders and deliver our products in a timely manner; risks associated with vendors from whom our products are sourced, including our dependence on a limited number of suppliers; our ability to compete successfully; our ability to effectively operate our information technology systems and prevent interruption or security breach; our growth strategy straining our existing resources and causing the performance of our existing stores to suffer; the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices; our ability to successfully implement our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space, including future increases in occupancy costs; the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems; our ability to retain our existing senior management team and attract qualified new personnel; overall decline in the health of the economy and other factors impacting consumer spending; our ability to manage our inventory; seasonal fluctuations in our operating results and inventory levels; our reliance on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues; risks associated with our e-commerce and omni-channel business; product liability, product recall or personal injury issues; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations; risk of losses arising from our investments in technological innovators in the optical retail industry; our ability to adequately protect our intellectual property; our significant amount of indebtedness and our ability to generate sufficient cash flow to satisfy our debt obligations; a change in interest rates as well as changes in benchmark rates and uncertainty related to the foregoing; restrictions in our credit agreement that limits our flexibility in operating our business; potential dilution to existing stockholders upon the conversion of our convertible notes; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and subsequently filed reports, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.
Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
EBITDA: We define EBITDA as net income (loss), plus interest expense, income tax provision (benefit) and depreciation and amortization.
Adjusted Operating Income: We define Adjusted Operating Income as net income (loss), plus interest expense and income tax provision (benefit), further adjusted to exclude stock compensation expense, asset impairment, litigation settlement, management realignment expenses, long-term incentive plan expense, amortization of acquisition intangibles, and other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.
Adjusted EBITDA: We define Adjusted EBITDA as net income, plus interest expense, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock compensation expense, asset impairment, litigation settlement, management realignment expenses, long-term incentive plan expense, and other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net revenue.

Adjusted Diluted EPS: We define Adjusted Diluted EPS as diluted earnings (loss) per share, adjusted for the per share impact of stock compensation expense, asset impairment, litigation settlement, management realignment expenses, long-term incentive plan expense, amortization of acquisition intangibles, amortization of debt discount and deferred financing costs of our term loan borrowings, amortization of costs related to our 2025 Notes, losses (gains) on change in fair value of derivatives, other expenses, and tax benefit of stock option exercises, less the tax effect of these adjustments. We adjust for amortization of costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share according to U.S. GAAP.
Adjusted SG&A: We define Adjusted SG&A as SG&A, adjusted to exclude stock compensation expense, management realignment expenses, long-term incentive plan expense, and other expenses.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A as a percentage of net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e., when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers. We did not adjust our calculation of Adjusted Comparable Store Sales Growth for the temporary closure of our stores to the public in 2020 as a result of the COVID-19 pandemic.
EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue, and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of July 3, 2021 and January 2, 2021
In Thousands, Except Par Value
(Unaudited)

ASSETS	As of July 3, 2021	As of January 2, 2021
Current assets:
Cash and cash equivalents	$408,301	$373,903
Accounts receivable, net	54,733	57,989
Inventories	120,863	111,274
Prepaid expenses and other current assets	24,466	23,484
Total current assets	608,363	566,650

Property and equipment, net	335,504	341,293
Other assets:
Goodwill	777,613	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	45,766	49,511
Right of use assets	343,708	340,141
Other assets	17,715	17,743
Total non-current assets	1,760,853	1,766,848
Total assets	$2,369,216	$2,333,498
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,677	$64,861
Other payables and accrued expenses	116,508	110,309
Unearned revenue	39,071	32,657
Deferred revenue	68,612	58,899
Current maturities of long-term debt and finance lease obligations	4,285	3,598
Current operating lease obligations	64,330	58,356
Total current liabilities	370,483	328,680

Long-term debt and finance lease obligations, less current portion and debt discount	616,160	651,763
Non-current operating lease obligations	326,478	327,371
Other non-current liabilities:
Deferred revenue	23,483	20,828
Other liabilities	14,272	17,415
Deferred income taxes, net	80,003	80,939
Total other non-current liabilities	117,758	119,182
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 82,828 and 82,183 shares issued as of July 3, 2021 and January 2, 2021, respectively; 81,855 and 81,239 shares outstanding as of July 3, 2021 and January 2, 2021, respectively	828	821
Additional paid-in capital	739,380	795,697
Accumulated other comprehensive loss	(3,093)	(4,400)
Retained earnings	231,184	142,880
Treasury stock, at cost; 973 and 944 shares as of July 3, 2021 and January 2, 2021, respectively	(29,962)	(28,496)
Total stockholders’ equity	938,337	906,502
Total liabilities and stockholders’ equity	$2,369,216	$2,333,498

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Six Months Ended July 3, 2021, June 27, 2020 and June 29, 2019
In Thousands, Except Earnings Per Share
(Unaudited)

	Three Months Ended			Six Months Ended
	July 3, 2021	June 27, 2020	June 29, 2019	July 3, 2021	June 27, 2020	June 29, 2019
Revenue:
Net product sales	$458,206	$209,707	$357,533	$901,273	$602,548	$740,693
Net sales of services and plans	91,283	50,300	71,918	182,396	127,163	149,973
Total net revenue	549,489	260,007	429,451	1,083,669	729,711	890,666
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	167,028	97,635	145,654	326,719	254,005	299,658
Services and plans	68,918	43,145	56,852	133,917	105,329	114,817
Total costs applicable to revenue	235,946	140,780	202,506	460,636	359,334	414,475
Operating expenses:
Selling, general and administrative expenses	234,235	136,582	182,278	457,828	330,323	376,154
Depreciation and amortization	24,025	21,924	20,819	47,580	46,734	41,234
Asset impairment	519	2,411	1,790	1,478	13,766	3,872
Litigation settlement	—	—	—	—	4,395	—
Other expense (income), net	(65)	(92)	356	(130)	(158)	829
Total operating expenses	258,714	160,825	205,243	506,756	395,060	422,089
Income (loss) from operations	54,829	(41,598)	21,702	116,277	(24,683)	54,102
Interest expense, net	10,096	15,502	8,968	16,426	22,957	18,029
Debt issuance costs	92	136	—	92	136	—
Earnings (loss) before income taxes	44,641	(57,236)	12,734	99,759	(47,776)	36,073
Income tax provision (benefit)	7,040	(13,403)	2,477	18,726	(13,685)	8,387
Net income (loss)	$37,601	$(43,833)	$10,257	$81,033	$(34,091)	$27,686

Earnings (loss) per share:
Basic	$0.46	$(0.55)	$0.13	$0.99	$(0.42)	$0.35
Diluted	$0.42	$(0.55)	$0.13	$0.89	$(0.42)	$0.34
Weighted average shares outstanding:
Basic	81,601	80,325	78,318	81,457	80,226	78,262
Diluted	96,082	80,325	81,424	96,044	80,226	81,437

Comprehensive income (loss):
Net income (loss)	$37,601	$(43,833)	$10,257	$81,033	$(34,091)	$27,686
Unrealized gain (loss) on hedge instruments	2,959	4,111	(2,246)	4,609	(4,747)	(3,519)
Tax provision (benefit) of unrealized gain (loss) on hedge instruments	756	1,050	(576)	3,302	(1,206)	(902)
Comprehensive income (loss)	$39,804	$(40,772)	$8,587	$82,340	$(37,632)	$25,069

Note: The three and six-months ended July 3, 2021 diluted EPS is calculated using the if-converted method for the 2025 Notes adding back $2.4 million and $4.7 million of interest expense (after tax) related to the 2025 Notes, respectively, and assuming conversion of the 2025 Notes at the beginning of 2021.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended July 3, 2021, June 27, 2020 and June 29, 2019
In Thousands
(Unaudited)

	Six Months Ended
	July 3, 2021	June 27, 2020	June 29, 2019
Cash flows from operating activities:
Net income (loss)	$81,033	$(34,091)	$27,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,580	46,734	41,234
Amortization of debt discount and deferred financing costs	2,268	2,717	892
Asset impairment	1,478	13,766	3,872
Deferred income tax expense (benefit)	14,582	(13,686)	8,239
Stock based compensation expense	10,201	5,445	4,717
Losses (gains) on change in fair value of derivatives	125	4,871	—
Inventory adjustments	619	2,883	2,043
Other	1,253	3,328	6,759
Changes in operating assets and liabilities:
Accounts receivable	2,393	(14,408)	(8,662)
Inventories	(10,208)	6,814	8,319
Operating lease right of use assets and lease liabilities	149	1,174	1,948
Other assets	(1,148)	2,047	6,137
Accounts payable	12,816	11,630	3,458
Deferred and unearned revenue	18,782	8,025	5,006
Other liabilities	7,885	24,171	7,631
Net cash provided by operating activities	189,808	71,420	119,279
Cash flows from investing activities:
Purchase of property and equipment	(38,812)	(25,796)	(52,103)
Other	22	265	315
Net cash used for investing activities	(38,790)	(25,531)	(51,788)
Cash flows from financing activities:
Borrowings on long-term debt, net of discounts	—	548,769	—
Repayments on long-term debt	(117,375)	(369,269)	(2,500)
Proceeds from exercise of stock options	5,738	5,998	2,066
Purchase of treasury stock	(1,466)	(74)	—
Payments of debt issuance costs	(900)	(12,400)	—
Payments on finance lease obligations	(2,526)	(1,587)	(1,190)
Net cash provided by (used for) financing activities	(116,529)	171,437	(1,624)
Net change in cash, cash equivalents and restricted cash	34,489	217,326	65,867
Cash, cash equivalents and restricted cash, beginning of year	375,159	40,307	17,998
Cash, cash equivalents and restricted cash, end of period	$409,648	$257,633	$83,865

Supplemental cash flow disclosure information:
Cash paid for interest	$14,640	$13,810	$17,438
Cash paid (received) for taxes	$6,995	$(1,452)	$513
Capital expenditures accrued at the end of the period	$8,827	$11,265	$22,033

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures
For the Three and Six Months Ended July 3, 2021, June 27, 2020 and June 29, 2019
In Thousands, Except Per Share Information
(Unaudited)

Reconciliation of Adjusted Operating Income to Net Income
	Three Months Ended			Six Months Ended
In thousands	July 3, 2021	June 27, 2020	June 29, 2019	July 3, 2021	June 27, 2020	June 29, 2019
Net income (loss)	$37,601	$(43,833)	$10,257	$81,033	$(34,091)	$27,686
Interest expense	10,096	15,502	8,968	16,426	22,957	18,029
Income tax provision (benefit)	7,040	(13,403)	2,477	18,726	(13,685)	8,387
Stock compensation expense (a)	7,213	3,352	1,741	10,201	5,445	4,717
Asset impairment (b)	519	2,411	1,790	1,478	13,766	3,872
Litigation settlement (c)	—	—	—	—	4,395	—
Management realignment expenses (d)	—	—	—	—	—	2,155
Long-term incentive plan (e)	—	—	781	—	—	722
Amortization of acquisition intangibles (f)	1,871	1,851	1,851	3,744	3,702	3,702
Other (i)	1,241	(307)	1,223	1,641	1,149	2,467
Adjusted Operating Income	$65,581	$(34,427)	$29,088	$133,249	$3,638	$71,737

Net income (loss) margin	6.8%	(16.9)%	2.4%	7.5%	(4.7)%	3.1%
Adjusted Operating Margin	11.9%	(13.2)%	6.8%	12.3%	0.5%	8.1%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding

Reconciliation of EBITDA and Adjusted EBITDA to Net Income
	Three Months Ended			Six Months Ended
In thousands	July 3, 2021	June 27, 2020	June 29, 2019	July 3, 2021	June 27, 2020	June 29, 2019
Net income (loss)	$37,601	$(43,833)	$10,257	$81,033	$(34,091)	$27,686
Interest expense	10,096	15,502	8,968	16,426	22,957	18,029
Income tax provision (benefit)	7,040	(13,403)	2,477	18,726	(13,685)	8,387
Depreciation and amortization	24,025	21,924	20,819	47,580	46,734	41,234
EBITDA	78,762	(19,810)	42,521	163,765	21,915	95,336

Stock compensation expense (a)	7,213	3,352	1,741	10,201	5,445	4,717
Asset impairment (b)	519	2,411	1,790	1,478	13,766	3,872
Litigation settlement (c)	—	—	—	—	4,395	—
Management realignment expenses (d)	—	—	—	—	—	2,155
Long-term incentive plan (e)	—	—	781	—	—	722
Other (i)	1,241	(307)	1,223	1,641	1,149	2,467
Adjusted EBITDA	$87,735	$(14,354)	$48,056	$177,085	$46,670	$109,269

Net income (loss) margin	6.8%	(16.9)%	2.4%	7.5%	(4.7)%	3.1%
Adjusted EBITDA Margin	16.0%	(5.5)%	11.2%	16.3%	6.4%	12.3%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding

Reconciliation of Adjusted Diluted EPS to Diluted EPS
	Three Months Ended			Six Months Ended
In thousands, except per share amounts	July 3, 2021	June 27, 2020	June 29, 2019	July 3, 2021	June 27, 2020	June 29, 2019
Diluted EPS	$0.42	$(0.55)	$0.13	$0.89	$(0.42)	$0.34
Stock compensation expense (a)	0.08	0.04	0.02	0.11	0.07	0.06
Asset impairment (b)	0.01	0.03	0.02	0.02	0.17	0.05
Litigation settlement (c)	—	—	—	—	0.05	—
Management realignment expenses (d)	—	—	—	—	—	0.03
Long-term incentive plan (e)	—	—	0.01	—	—	0.01
Amortization of acquisition intangibles (f)	0.02	0.02	0.02	0.04	0.05	0.05
Amortization of debt discount and deferred financing costs (g)	0.01	0.03	0.01	0.01	0.03	0.01
Losses (gains) on change in fair value of derivatives (h)	0.02	0.06	—	—	0.06	—
Other (m)	0.01	—	0.02	(0.01)	0.01	0.03
Tax benefit of stock option exercises (j)	(0.04)	—	(0.01)	(0.05)	(0.04)	(0.02)
Tax effect of total adjustments (k)	(0.04)	(0.05)	(0.02)	(0.05)	(0.12)	(0.06)
Adjusted Diluted EPS	$0.48	$(0.41)	$0.18	$0.97	$(0.13)	$0.49

Weighted average diluted shares outstanding	96,082	80,325	81,424	96,044	80,226	81,437
Note: Some of the totals in the table above do not foot due to rounding differences

Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Net Revenue to SG&A
	Three Months Ended			Six Months Ended
In thousands	July 3, 2021	June 27, 2020	June 29, 2019	July 3, 2021	June 27, 2020	June 29, 2019
SG&A	$234,235	$136,582	$182,278	$457,828	$330,323	$376,154
Stock compensation expense (a)	7,213	3,352	1,741	10,201	5,445	4,717
Management realignment expenses (d)	—	—	—	—	—	2,155
Long-term incentive plan (e)	—	—	781	—	—	722
Other (l)	1,241	(307)	776	1,641	1,149	1,460
Adjusted SG&A	$225,781	$133,537	$178,980	$445,986	$323,729	$367,100

SG&A Percent of Net Revenue	42.6%	52.5%	42.4%	42.2%	45.3%	42.2%
Adjusted SG&A Percent of Net Revenue	41.1%	51.4%	41.7%	41.2%	44.4%	41.2%
Note: Percentages reflect line item as a percentage of net revenue

(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)Reflects write-off of property, equipment and lease related assets on closed or underperforming stores.
(c)Expenses associated with settlement of litigation.
(d)Expenses related to a non-recurring management realignment described in the Current Report on Form 8-K filed with the SEC on January 10, 2019.
(e)Expenses pursuant to a long-term incentive plan for non-executive employees who were not participants in the management equity plan for fiscal year 2019. This plan was effective in 2014 following the acquisition of the Company by affiliates of KKR & Co. Inc. (the "KKR Acquisition").
(f)Amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting to the KKR Acquisition.
(g)Amortization of deferred financing costs and other non-cash charges related to our long-term debt. We adjust for amortization of costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share according to U.S. GAAP. Amortization of debt discount and deferred financing costs in aggregate total $1.0 million, $2.5 million and $0.5 million for the three months ended July 3, 2021, June 27, 2020 and June 29, 2019, respectively, and $1.2 million, $2.7 million and $0.9 million for the six months ended July 3, 2021, June 27, 2020 and June 29, 2019, respectively.
(h)Reflects losses (gains) recognized in interest expense on change in fair value of de-designated hedges of $2.4 million and $4.9 million for the three months ended July 3, 2021 and June 27, 2020, respectively, and $0.1 million and $4.9 million for the six months ended July 3, 2021 and June 27, 2020, respectively.

(i)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA), including our share of losses on equity method investments of $0.4 million for the three months ended June 29, 2019 and $1.0 million for the six months ended June 29, 2019; the amortization impact of adjustments related to the KKR Acquisition, (e.g., fair value of leasehold interests) of $0.1 million for each of the three months ended July 3, 2021, June 27, 2020 and June 29, 2019, respectively, and $0.2 million for each of the six months ended July 3, 2021, June 27, 2020 and June 29, 2019, respectively; costs of severance and relocation of $0.7 million, $0.2 million and $0.6 million for the three months ended July 3, 2021, June 27, 2020 and June 29, 2019, respectively, and $0.8 million, $0.5 million and $0.8 million for the six months ended July 3, 2021, June 27, 2020 and June 29, 2019, respectively; excess payroll taxes related to stock option exercises of $0.2 million and $0.1 million for the three months ended July 3, 2021 and June 29, 2019, respectively, and $0.3 million, $0.3 million and $0.1 million for the six months ended July 3, 2021, June 27, 2020 and June 29, 2019, respectively; incremental costs directly related to adapting the Company’s operations during the COVID-19 pandemic of $0.6 million for the six months ended June 27, 2020; and other expenses and adjustments totaling $0.2 million and $(0.7) million for the three months ended July 3, 2021 and June 27, 2020, respectively, and $0.3 million, $(0.5) million and $0.3 million for the six months ended July 3, 2021, June 27, 2020 and June 29, 2019, respectively.
(j)Tax benefit associated with accounting guidance requiring excess tax benefits related to stock option exercises to be recorded in earnings as discrete items in the reporting period in which they occur.
(k)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates.
(l)Reflects other expenses in (i) above, except for our share of losses on equity method investments of $0.4 million for the three months ended June 29, 2019 and $1.0 million for the six months ended June 29, 2019.
(m)Reflects other expenses in (i) above, including the impact of stranded tax effect of $(2.1) million for the six months ended July 3, 2021 associated with our interest rate swaps that matured in 2021.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth
	Comparable store sales growth(a)
	Second Quarter		Year to Date
	2021 vs. 2019	2021 vs. 2020	2021 vs. 2019	2021 vs. 2020	2021 Outlook
Owned & Host segment
America’s Best	26.1%	81.8%	18.4%	54.9%
Eyeglass World	27.1%	67.6%	22.3%	57.1%
Military	(0.2)%	65.0%	(1.6)%	38.1%
Fred Meyer	(8.7)%	61.1%	(10.3)%	36.1%
Legacy segment	11.4%	58.2%	6.1%	42.6%

Total comparable store sales growth	22.5%	99.1%	15.5%	48.9%	18% - 21%
Adjusted Comparable Store Sales Growth (b)	23.5%	76.7%	16.7%	53.3%	19% - 22%
(a)Total comparable store sales based on consolidated net revenue excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 10. “Segment Reporting” in our unaudited condensed consolidated financial statements included in Part I. Item 1. in our Quarterly Report on Form 10-Q, with the exception of the Legacy segment, which is adjusted as noted in clause (b) (ii) below.
(b)There are two differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue: an increase of 1.2% for second quarter 2021 vs. 2019, a decrease of 21.6% for second quarter 2021 vs. 2020, an increase of 1.2% for year to date 2021 vs. 2019 and an increase of 4.4% for year to date 2021 vs. 2020; and (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement with the Legacy partner), resulting in the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 0.2% for second quarter 2021 vs. 2019 and a decrease of 0.8% for second quarter 2021 vs. 2020.

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Racheal Peters, Manager of External Communications
(470) 448-2303
media@nationalvision.com